Exhibit 99.1

Carbylan Therapeutics Announces Second Quarter 2015 Financial Results

Palo Alto, Calif., August 11, 2015 - Carbylan® Therapeutics (NASDAQ: CBYL), a specialty pharmaceutical company focused on the development of novel and proprietary combination therapies, today announced financial results for the second quarter ended June 30, 2015.

David Renzi, President and CEO of Carbylan Therapeutics commented, “During the quarter, we continued to progress with our phase 3 clinical program for Hydros-TA in the treatment of osteoarthritis pain of the knee. Most importantly, we completed the enrollment of our 510 subject COR1.1 trial, which is the first of the two pivotal clinical trials required for our new drug application for Hydros-TA. We expect to have data available from this trial during the first quarter of 2016 and look forward to providing additional details. In addition, we recently hired Dr. Premchandran Ramiya as Vice President Pharmaceutical Development and Supply Chain. Dr. Ramiya has significant experience leading therapeutic development from clinical to commercial stage and will be a significant asset to the team as we work toward commercialization of Hydros-TA and expanding our product portfolio.”

Second Quarter 2015 Financial Results

Research and development expenses were $4.5 million for the second quarter of 2015, compared to $1.8 million for the same period in 2014. The increase was primarily attributable to an increase in the clinical development expenses for the phase 3 clinical program and an increase in manufacturing expenses for the production of Hydros-TA for the COR1.2 clinical trial.

General and administrative expenses were $1.2 million for the second quarter of 2015, compared to $0.7 million for the same period in 2014. The increase was primarily attributable to payroll and related expenses for additional headcount, increased business insurance fees and professional service fees associated with being a newly public company.

Net loss for the second quarter of 2015 was $9.0 million, or $(0.37) per common share, basic and diluted, compared to $2.6 million, or $(4.26) per common share, basic and diluted for the second quarter of 2014.

As of June 30, 2015, the Company had cash and cash equivalents of approximately $65.4 million. Based on current operating levels, the company expects that existing cash and cash equivalents will be sufficient to fund operations for at least the next 12 months.

Conference Call and Webcast

The conference call can be accessed by dialing (866) 430-0334 for domestic callers, and (704) 908-0407 for international callers. The conference ID number is 28472594. In addition to the call, a live webcast of the event will be available on the investor relations page of the Company’s website at www.carbylan.com.

Following the call, the event will remain archived on the Carbylan website for one year. In addition to the archive, a recording of the call will be available until August 18, 2015. The recording can be accessed by dialing (855) 859-2056 for domestic callers, and (404) 537-3406 for international callers. The conference ID number for the recording is 95097130.

About Carbylan Therapeutics

Carbylan is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel and proprietary combination therapies that address significant unmet clinical needs. The Company’s lead product candidate, Hydros-TA, is a proprietary, cross-linked combination of low dose corticosteroid and novel hyaluronic acid viscosupplement, designed to provide both rapid and sustained osteoarthritis pain relief via a single intra-articular injection.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Carbylan Therapeutics, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including statements regarding the timing of, and Carbylan’s ability to successfully complete, clinical and regulatory prerequisites and to bring Hydros-TA to market. Such forward-looking statements involve substantial risks and uncertainties that could cause Carbylan’s future results to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing and success of regulatory filings and other matters that could affect the availability or commercial potential of Carbylan’s drug candidates. Carbylan Therapeutics undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Carbylan’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 21, 2015, and its subsequent periodic reports to be filed with the Securities and Exchange Commission.

Contacts

The Ruth Group

David Burke/Lee Roth

646-536-7009/7012

dburke@theruthgroup.com/lroth@theruthgroup.com

CARBYLAN THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2015	December 31, 2014 (1)
	(Unaudited)
Assets
Cash and cash equivalents	$65,381	$3,897
Prepaid expenses and other assets	2,217	2,747
Total Assets	$67,598	$6,644
Liabilities Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$3,658	$2,629
Loan payable	4,516	4,435
Derivative and preferred stock warrant liability	—	1,958
Deferred revenue and rent	100	116
Convertible promissory notes	—	2,131
Convertible preferred stock	—	39,556
Stockholders’ equity (deficit)	59,324	(44,181)
Total liabilities, convertible preferred stock and stockholders’ equity	$67,598	$6,644

(1)	Derived from the audited financial statements for the year ended December 31, 2014, included in the prospectus filed with the Securities and Exchange Commission on April 8, 2015.

CARBYLAN THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Licensing revenue	$7	$5	$14	$11
Operating expenses
Research and development	4,504	1,750	8,406	3,175
General and administrative	1,170	691	2,176	1,128
Loss from operations	(5,667)	(2,436)	(10,568)	(4,292)
Interest income	2	1	2	1
Interest expense	(169)	(83)	(1,005)	(163)
Loss on extinguishment of convertible promissory notes	(3,177)	—	(3,177)	—
Other income (expense), net	(1)	(117)	552	(196)
Total other income (expense)	(3,345)	(199)	(3,628)	(358)
Net loss and comprehensive loss	$(9,012)	$(2,635)	$(14,196)	$(4,650)
Net loss per share, basic and diluted	$(0.37)	$(4.26)	$(1.13)	$(8.62)
Weighted average common shares outstanding, basic and diluted	24,303,819	618,451	12,568,098	539,308